EMPLOYMENT AGREEMENT
(Geaton A. DeCesaris, Jr.)
EMPLOYMENT AGREEMENT (the "Agreement") dated January 23, 2001 by and between K. Hovnanian Enterprises, Inc. (the "Company") and Geaton A. DeCesaris, Jr. (the "Executive").
		WHEREAS, Executive entered into that certain Employment Agreement with WHI (as hereinafter defined) dated July 1, 2000 (the "WHI Employment Agreement"). As an inducement to the Executive to enter into this Agreement, the Executive has agreed to the cancellation of the WHI Employment Agreement in consideration for a payment of a signing bonus to the Executive in an amount equal to the Executive's base salary and the total annual bonus in respect of WHI's fiscal year ended July 31, 2000 (which includes the current amount paid and the amount deferred) earned by the Executive for WHI's fiscal year ended July 31, 2000;

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and WHEREAS, Executive desires to accept such employment and enter into such an agreement.
NOW, THEREFOR, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1. Term of Employment. Subject to the provisions of Section 7 of this Agreement and the consummation of the transactions contemplated in the Agreement and Plan of Merger among Hovnanian Enterprises, Inc. ("Hovnanian"), WHI Holding Co., Inc. and Washington Homes, Inc. ("WHI") dated as of August 27, 2000 (such agreement, the "Merger Agreement" and the date of such consummation, the "Effective Time"), Executive shall be employed by the Company for a period commencing on the Effective Time and ending on October 31, 2003 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.
2. Position.
a. During the Employment Term, Executive shall serve as the Company's Chief Operating Officer and President of Homebuilding Operations. In such position, Executive shall have direct responsibility for the oversight of the President of the Southeast Region of the Company and of the combined assets of the former WHI, which has been merged with and into the Company, and the assets of the Southeast Region of Hovnanian (of which the Company is a wholly- owned subsidiary), as well as such other duties and authority as shall be determined from time to time by the Board of Directors (the "Board") and the Chief Executive Officer of Hovnanian. The Executive will also serve as a member of the Board of Directors of Hovnanian and a member of the Strategic Planning Committee of Hovnanian and will be responsible for the development and recommendation to the Chief Executive Officer and Board of Directors of Hovnanian of ideas and strategies for improvement of homebuilding operations and profitability. Furthermore, the Executive will be responsible, along with other executives of Hovnanian and the Company, for implementation of decisions affecting homebuilding operations and the profitability of Hovnanian and its subsidiaries.
Executive shall operate principally out of Landover, Maryland and such other locations in the Washington, D.C. area as may be requested from time to time. Executive agrees to travel to such other places as may be required from time to time to perform Executive's duties under this Agreement.
b. During the Employment Term, Executive will devote
Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.
c. In addition to the foregoing, during the Employment
Term, so long as Executive continues to hold at least 500,000 shares of common stock of Hovnanian (the "Shares"), Executive shall also serve as a member of the board of directors of Hovnanian (the "Hovnanian Board"). Upon termination of Executive's employment pursuant to this Agreement for any reason other than for Cause, death or Disability (as hereinafter defined), Executive shall continue to serve as a member of the Hovnanian Board for a period of two years following the date of termination, so long as he continues to hold at least 500,000 Shares; provided, however, that in the event that Executive breaches the covenant not to compete set forth in
Section 8(a) of this Agreement, Executive shall immediately cease to be a member of the Hovnanian Board.
3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $500,000, payable in regular installments in accordance with the Company's usual payment practices. Executive's base salary shall be adjusted annually, at the same time as other executives of the Company's base salary is adjusted, by a percentage equal to the percentage increase, if any, in the Consumer Price Index for all Urban Consumers (the "CPI") for the Washington, D.C. Metropolitan Area (or any successor CPI), published by the Bureau of Labor Statistics of the United States for the year that immediately precedes the calendar year in which the applicable anniversary occurs. The amount of Executive's base salary, as adjusted from time to time hereunder, shall be referred to herein as Executive's "Base Salary".
4. Annual Bonus; Stock Options.
a. Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") in accordance with the terms and conditions of the K. Hovnanian Annual Incentive Plan for Executive (attached hereto as Exhibit A), subject to the terms and conditions of Section 5 and Exhibit C attached hereto.
b. Stock Options. The Executive shall be entitled to options to acquire shares of the Class A common stock, par value $0.01 per share, of Hovnanian in accordance with the terms and conditions set forth in Exhibit B attached hereto. In addition to the foregoing, and notwithstanding that the WHI Employment Agreement shall, as of the Effective Time, be of no further force and effect, the Company acknowledges that Hovnanian has assumed and shall continue to honor Executive's rights set forth in the grant to the Executive of a Nonstatutory Stock Option for the shares of common stock, $0.01 par value per share, of WHI) and the provisions set forth in Section 2(b) of such WHI Employment Agreement. Executive hereby agrees that any additional option grants shall be made pursuant to the Option Plan and shall include a vesting schedule consistent with such option grants made pursuant to the Option Plan. Executive further hereby acknowledges that the current option-vesting schedule under the Option Plan provides that options vest 25% annually commencing on the third anniversary of the date of grant and on each anniversary thereafter.
5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans (other than bonus, incentive or severance plans), including group medical, dental, disability and life insurance plans, retirement plans, and supplemental and excess retirement plans, as in effect from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company, except the Company shall specifically provide Executive with the benefits set forth in Exhibit C hereof; provided, that Executive shall be entitled to four (4) weeks paid vacation per year. For purposes of determining eligibility to participate and vesting only, where length of service is relevant under any Employee Benefit plan, Executive shall receive service credit for Executive's service with Washington Homes, Inc. to the same extent such service credit was granted under Washington Homes, Inc. employee benefits plans. The Company hereby acknowledges that in the case of Executive, such service credit is equal to 27 years (as of the date hereof). In addition to the foregoing, in the event that the Employment Term expires and Executive's employment with the Company terminates thereafter, Executive shall be entitled to participate in such employee benefit plans as may be offered to other executives of the Company upon their termination of employment.
6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies, except the Company shall specifically reimburse Executive for the expenses set forth in Exhibit C hereof pursuant to the policy in effect at WHI prior to the Effective Time, which policy is also set forth in Exhibit C hereof.
7. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this
Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.
a. By the Company For Cause or By Executive Resignation
Without Good Reason.
(i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (as defined in Section 7(c)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.
(ii) For purposes of this Agreement, "Cause" shall mean
(A) dishonesty in the performance of Executive's duties hereunder, (B) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (C) Executive's willful malfeasance or willful misconduct, whether by action or failure to act, (including, without limitation, Executive's continued absenteeism or failure to carry out a direct, legal order given to Executive by his supervisor) in connection with Executive's duties hereunder for a period of 20 days following written notice by the Company to Executive of the details of such malfeasance or misconduct or (D) Executive's breach of the provisions of Sections 8 or 9 of this Agreement.
(iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason after giving the Company 30 days advance written notice of such resignation, Executive shall be entitled to receive:
(A) the Base Salary through the date of termination;
(B) any Annual Bonus which may be earned but not yet paid as of the date of termination for any previously completed fiscal year;
(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and
(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company
(the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").
Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b. Disability or Death.
(i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereunder referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
(ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:
(A) the Accrued Rights; and
(B) a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated, Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
c. By the Company Without Cause or Resignation by Executive for Good Reason.
(i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.
(ii) For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus, when due hereunder or (B) any substantial and sustained diminution in Executive's authority or responsibilities from those described in Section 2 hereof; provided that either of the events described in clauses (A) and (B) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 30th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.
(iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:
(A) the Accrued Rights; and
(B) a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated; and
(C) an amount equal to two times the sum of (i) the Base
Salary, plus (ii) the average of the last two fiscal years'
Annual Bonus earned by Executive, payable within thirty (30) days following the date of termination.
Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
d. Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 7(c)(iii), 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.
e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
f. Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Company as an officer of the Company and any of the Company's affiliates.
8. Non-Competition.
a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(1) During the Employment Term and, for a period of (x) six months following the date the Company terminates Executive's employment for Cause or (y) one year following the date Executive ceases to be employed by the Company for any other reason (other than as a result of the natural expiration of the Employment Term), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:
(i) engage in any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) (a "Competitive Business");
(ii) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive
Business including, without limitation, any person or entity who or which derives more than 5% of its annual revenues from any Competitive Business (or which is part of a controlled group of corporations which derives more than 5% of its annual revenues from any Competitive Business);
(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.
(2) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.
(3) During the Employment Term and, for a period of eighteen months following the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive will not, whether on
Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:
(i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;
(ii) solicit the employment or services of any employee who left the employment of the Company or its affiliates coincident with, or within three months prior to or after the termination of, Executive's employment with the Company;
(iii) hire any such employee (other than any employee who is related to Executive by blood or by marriage) who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company; or
(iv) Compete for any real property that the Company had investigated, conducted due diligence on, conducted research into, performed a feasibility analysis on, entered into an option to purchase, entertained entering into a letter of intent or an option to purchase, or otherwise expressed an interest in purchasing at any time within one year prior to the termination of Executive's employment with the Company.
(4) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.
(5) Notwithstanding anything to the contrary contained in this Agreement, the provisions of sub clause (1) of this Section 8(a) shall be restricted to those states within the southeast region of the United States in which the Company operates and all other areas in which the Executive has performed significant services for the Company.
b. It is expressly understood and agreed that although
Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
9. Confidentiality. Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Except as required by law, Executive will not disclose to anyone, other than his immediate family and legal or financial advisors, the existence or contents of this Agreement. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
10. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
11. Miscellaneous.
a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles thereof.
b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity, which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.
g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
K. Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701
Attention:  Ara K. Hovnanian, President
With a copy to:
Peter S. Reinhart,
Senior Vice President and General Counsel
If to Executive:
Geaton A. DeCesaris, Jr.
5806 Sonny Drive
Lothian, Maryland 20711

h. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
i. Prior Agreements This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates (collectively, the "Prior Agreements").
j. Cooperation. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding), which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.
k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

K. HOVNANIAN ENTERPRISES, INC.	GEATON A. DECESARIS, JR.

/s/ J. Larry Sorsby	/s/Geaton A. DeCesaris, Jr.
By: J. Larry Sorsby
Title: Executive Vice President

EXHIBIT A

K. Hovnanian Annual Incentive Plan
For
Geaton A. DeCesaris, Jr.


Executive's Annual Bonus for the fiscal years ended October 31, 2001, October 31, 2002 and October 31, 2003 will be based upon the highest amount derived by using the computational methodology described in paragraph (1) or
(2), plus (3) below.

(1) An increasing dollar amount based on the Return on Inventory ("ROI") calculated based solely on WHI Holding Co. and its subsidiaries' operations for the fiscal years ended October 31, 2001 and October 31, 2002, and based on the consolidated ROI of WHI Holding Co. and its subsidiaries and Hovnanian's Southeast Region operations for the fiscal year ended October 31, 2003. The Annual Bonus amount will be interpolated between the ROI percentages set forth below:

	ROI		10%		15%		20%

	Bonus		$500,000	$1,000,000	$1,500,000

 or

(2) An increasing dollar amount based on the Return on Equity ("ROE") of Hovnanian. The Annual Bonus amount will be interpolated between ROE percentages set forth below:

	ROE		10%		15%		20%

	Bonus		$300,000	$750,000	$1,250,000

and

(3)	An Annual Bonus equal to 3% of the profits before taxes from the
Hovnanian Southeast Region for Hovnanian's fiscal years ended October 31, 2001 and October 31, 2002.

		With respect to any Annual Bonus payable in accordance with paragraph (1), (2) or (3) above, as the case may be, 70% of the amount of such Annual Bonus will be paid in cash and 30% will be paid in the Class A common stock, $0.01 par value per share, of Hovnanian (the "Common Stock."). The Common Stock component of the Annual Bonus will be subject to an increase of 20% in excess of the correlative cash component of the Annual Bonus and, taking into account the fact that the Executive, for vesting purposes, will receive credit for his 20 plus prior years of service with WHI and its predecessor Company, will be fully vested at the time that the Common Stock component of the Annual Bonus is awarded and computed.

		By way of example, if 30% of the Executive's Annual Bonus is equal to $300,000, the Executive will receive a number of shares of Common Stock of Hovnanian equal to $360,000 ($300,000 x 1.2) computed based upon the closing price of the Common Stock on the national securities exchange on which the Common Stock is then traded on the last day of the bonus period, which will be October 31 of any given year. Because the Executive will be fully vested with respect to the Common Stock component of his Annual Bonus, all of the Common Stock to which he is entitled (subject to a cash payment for any fractional share) will be delivered to him on the date that the cash component of the Annual Bonus is paid.

The calculation of the Annual Bonus will not include any adjustments (including, without limitation, adjustment of inventory, goodwill, and net investment) related to the utilization by WHI, the Company (as successor to
WHI) or Hovnanian, as the case may be, to reflect the use of the purchase method of accounting for the WHI/Hovnanian merger under generally accepted accounting principles. Accounting principles will be applied on a consistent basis and will not be changed with the intention of adversely affecting the bonus calculation.


ATTACHMENT 1 TO EXHIBIT A


Definitions Pertaining to Annual Incentive Plan of K. Hovnanian Enterprises, Inc. for
Geaton A. DeCesaris, Jr.
ROE of Hovnanian:
Consolidated Net Income on Hovnanian's 10K divided by the quarterly average of the Hovnanian's equity as reported on its most recent 10Q or 10K, divided by five.
ROI of WHI (or the Company as successor to WHI):
Pre-tax profits of WHI generated from all operations divided by quarterly average inventory (as defined below) of WHI. Pre-tax profits are after a 12% interest charge on Hovnanian net investment (as defined below) in WHI. In calculating pre-tax profits, the following expenses will be excluded:
Executive's compensation benefits, etc. and the costs associated with being a public entity. These costs have been estimated to be at $3,500,000.
That portion of WHI's divisional administrative overhead (not WHI's regional overheads formerly known as WHI's corporate office expenses) which is allocated (for purposes of calculating ROI) to deliveries from Hovnanian communities which have been consolidated into WHI divisions. In making this calculation, WHI's divisional administrative overheads will be allocated pro-rata to such WHI and Hovnanian consolidated deliveries based upon revenues.
Any severance payments associated with integrating WHI and Hovnanian.
Average Inventory:
The balance sheet items included in average inventory are work in process ("WIP"), models, capitalized interest, finished lots, land under development, goodwill net of amortization, land deposits and joint ventures. The average is calculated by adding the beginning of the year inventory and four quarter ends and then dividing by five. Any Hovnanian properties under option or owned as of the closing date will remain a Hovnanian Southeast Region asset for the purpose of the WHI ROI calculation. As a result, any new property options or acquisitions of property not under option by Hovnanian prior to the Effective Time will be considered assets of WHI after the Effective Time for the purpose of the WHI ROI calculation.

Net Investment:
Net investment is defined as total assets minus total liabilities excluding any intercompany receivables or payables to Hovnanian and its affiliates.

	EXHIBIT B

Option Grants to Geaton A. DeCesaris, Jr.
under the K. Hovnanian Enterprises, Inc.
Stock Option Plan pursuant to the
Terms Of His Employment Agreement


		Mr. DeCesaris will be entitled to the following grants of options for the Common Stock of Hovnanian Enterprises, Inc. on the terms set forth below:

                       Number of
Date of Grant            Shares            Exercise Price     Expiration Date
Vesting
---------------       ----------------     --------------     ---------------       -------
1st Anniversary            50,000           Fair Market*       10 years from
**
from Date of                                Value on           Date of Grant      (See
Below)
Employment                                  Date of Grant
Agreement

2nd Anniversary             50,000           Fair Market*       10 years from
**
from Date of                                 Value on           Date of Grant
(See Below)
Employment                                   Date of Grant
Agreement

3rd Anniversary             50,000           Fair Market*       10 years from
**
from Date of                                 Value on           Date of Grant
(See Below)
Employment                                   Date of Grant
Agreement

4th Anniversary             50,000           Fair Market*       10 years from
**
from Date of                                 Value on           Date of Grant
(See Below)
Employment                                   Date of Grant
Agreement

*	Fair Market Value on Date of grant shall be deemed to be the closing price of Hovnanian's Class A Common Stock on whichever national securities exchange is listed on the Date of Grant.

**	Vesting with respect to these grants of options shall be as follows:

	25% on each anniversary from the Date of Grant.


EXHIBIT C
Special Employee Benefits


Two automobiles with Jeep/BMW and all related expenses including gasoline, insurance and repairs.

Business meals and entertainment

First class travel to industry and business related conferences periodically with wife

First class travel over 1-1/2 hours to H/B operations

Plane charter on an as needed basis with prior approval by CEO

Sporting event tickets, within reason

Airline travel clubs and country club dues

Young Presidents Organization (YPO) Dues and conferences

Payment of $25,000 per calendar year premium for split-dollar life insurance policy (to be deducted from the annual bonus amount payable in respect of the fiscal year of the Company in which such required premium payment occurs); provided, however, in the unlikely event that the amount of annual bonus payable in respect of such fiscal year is less than the amount paid by the Company in respect of such premium payment, Executive shall reimburse the Company for such premium payment.